Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

January 21, 2010

Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Hersha Hospitality Trust—51,750,000 Priority Class A Common Shares

Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), and Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Partnership”), in connection with the issuance and sale by the Company to the underwriters listed on Schedule A (the “Underwriters”) to the underwriting agreement, dated January 14, 2010 (the “Underwriting Agreement”), among the Company, the Partnership and the Underwriters, for whom you are serving as the representatives, of 51,750,000 shares (the “Shares”) of its Priority Class A common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), including 6,750,000 Shares being purchased by the Underwriters pursuant to the exercise of the option granted to the Underwriters in the Underwriting Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Underwriting Agreement.

In connection with the foregoing we have examined:

(i)
the Company’s Registration Statement on Form S-3 (Registration No. 333-163121), as filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2009 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
the preliminary prospectus supplement, dated January 12, 2010, as filed with the Commission on January 12, 2010 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated December 15, 2009 (collectively, the “Preliminary Prospectus”);

(iii)
the final prospectus supplement, dated January 14, 2010, as filed with the Commission on January 19, 2010 pursuant to Rule 424(b) under the Securities Act (together with the base prospectus dated December 15, 2009, the “Prospectus”);

(iv)	an executed copy of the Underwriting Agreement;

Board of Trustees
Hersha Hospitality Trust
January 21, 2010

(v)
the Articles of Amendment and Restatement of the Company, as amended and supplemented (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation (the “SDAT”) on January 12, 2010 and the Secretary of the Company on the date hereof;

(iii)	the Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof;

(iv)
the resolutions adopted by the Board of Trustees of the Company (the “Board”) by unanimous written consent dated November 13, 2009, the resolutions adopted by the Board by unanimous written consent dated January 11, 2010 and the resolutions adopted by the Pricing Committee of the Board at a meeting held on January 14, 2010, each as certified by the Secretary of the Company on the date hereof;

(v)	a certificate of the SDAT as to the good standing of the Company, dated as of January 12, 2010 (the “SDAT Certificate”); and

(vi)	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.      The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.      The issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Underwriting Agreement and upon payment therefor in the manner contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Board of Trustees
Hersha Hospitality Trust
January 21, 2010

We do not purport to express an opinion on any laws other than the laws of the State of New York and the Maryland REIT Law.  Our opinion in paragraph 1 above is based solely on our review of the SDAT Certificate.  We express no opinion as to the applicability or effect of any state securities laws, including the securities laws of the State of Maryland.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.
Very truly yours,
/s/ Hunton & Williams LLP